Authorized Premier Provider

April 24, 2017

Via Hand Delivery
James P. Boyce
3750 Priority Way South Drive
Indianapolis, Indiana 46240

Re: *Executive Change in Control Severance Plan*

Dear Jim:

This Participation Agreement (this "**Agreement**") is made and entered into by and between James P. Boyce and DEFENDERS, Inc. (the "**Company**").

The Company adopted the DEFENDERS, Inc. Executive Change in Control Severance Plan (the "**Plan**") to assure the present and future continuity, objectivity and dedication of Participants in the Plan, notwithstanding the possibility, threat or occurrence of a Change in Control.

A Participant in the Plan is eligible to receive certain severance benefits under certain circumstances if his or her employment is terminated in connection with a Change in Control of the Company, as described in the Plan.

The Company has chosen you to be a Participant in the Plan, subject to your being an Eligible Employee on the date of your Qualifying Termination and the other terms and conditions set forth in the Plan. A copy of the Plan is attached hereto as *Annex A* and is a part of this Agreement.

Unless otherwise defined, any capitalized terms used in this Agreement have the meaning set forth in the Plan.

In consideration of the mutual covenants contained herein, the parties agree as follows:

(a) Your Applicable Severance Multiplier shall be (i) 2 with respect to your targeted "primary" annual cash bonus, and (ii) 1.5 with respect to your annual base salary, as set forth in Section 4.01(a) of the Plan.

(b) Your Benefit Period shall be six months.

You agree to be bound by the additional covenants and provisions set forth in *Annex B* attached hereto, which is deemed to be part of this Agreement.

DEFENDERS

DEFENDERS, Inc.
DBA Protect Your Home
3750 Priority Way South Drive
Indianapolis, IN 46240-3815

Protect Your Home

Authorized Premier Provider

You agree that this Agreement contains all of the understandings and representations between you and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter; provided, that, your Benefit Period and your Applicable Severance Multiplier shall be in addition to, and not in lieu of, the benefits set forth in **clauses 5.2(a)** and **(b)** of that certain Employment Agreement, dated September 10, 2011, by and between James P. Boyce and DEFENDERS, Inc. (f/k/a Defender Security Company). The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

You acknowledge and agree that you have fully read, understand and voluntarily enter into this Agreement. You acknowledge and agree that you have had an opportunity to consult with your personal tax, financial planning advisor and/or attorney about the tax, financial and legal consequences of your participation in the Plan before signing this Agreement.

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has executed this Agreement by its duly authorized officer as of the date set forth below. Please sign below and return this Agreement to the Company's General Counsel by May 5, 2017.

Sincerely,

DEFENDERS, Inc.

By: ______________________
Name: Barton L. Shroyer
Title: CFO

I accept my designation as a Participant under the terms and conditions of the Plan and this Agreement.

By: ______________________
Name: James P. Boyce
Title: CEO and President

cc: General Counsel

ANNEX A: EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

DEFENDERS, Inc.
Executive Change in Control Severance Plan

ARTICLE I
PURPOSE

This Executive Change in Control Severance Plan has been established by the Company as of March 6, 2017 (the "**Effective Date**") to provide Participants with the opportunity to receive severance protections in connection with a Change in Control. The purpose of the Plan is to attract and retain talent and to assure the present and future continuity, objectivity and dedication of management in the event of any Change in Control to maximize value on a Change in Control.

Capitalized terms used but not otherwise defined herein have the meanings set forth in **Article II**.

ARTICLE II
DEFINITIONS

"**Administrator**" means the Talent and Compensation Committee of the Board of Directors of DEFENDER Holdings, Inc. ("DHI"), its successor or assigns. The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Administrator.

"**Applicable Severance Multiplier**" means the multiplier contained in the Participant's Participation Agreement that is applied to the Participant's base salary and annual bonus to determine the amount of severance the Participant may receive if a Qualifying Termination occurs.

"**Benefit Reimbursement**" has the meaning set forth in **Section 4.01(b)**.

"**Benefit Period**" means the period set forth in the Participation Agreement following a Qualifying Termination during which the Participant is eligible to receive COBRA continuation coverage.

"**Board**" means the Board of Directors of DHI, as constituted from time to time.

"**Cause**" means a good faith finding by the Company of: (i) gross negligence or willful misconduct by Participant in connection with Participant's employment duties, (ii) willful failure by Participant to perform employment related duties or responsibilities, including a breach of any employment agreement between Company and Participant, (iii) misappropriation by Participant for personal use of the assets or business opportunities of the Company, or its affiliates, (iv) the commission of any crime involving moral turpitude or the commission of any other act involving dishonesty, disloyalty, or material misconduct that is materially injurious to the interest, property, operations, business or reputation of the Company, (v) the Participant knowingly allowing any third party to commit any of the acts described in any of the preceding clauses (iii) or (iv), or (vi) the Participant's indictment for, conviction of, or entry of a plea of guilty or no contest with respect to, any felony that is work-related or impairs Participant's ability to perform services for the Company.

"**Change in Control**" means any event in which (i) any person, or group of persons, acquires, in one or more related transactions, ownership of stock of DHI or the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of DHI or the Company; (ii) a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of DHI or the Company possessing fifty percent (50%) or more of the total voting power of the stock of DHI or the Company; or (iii) there occurs a change in the ownership of a substantial portion of DHI or the Company's assets to any person, or group

BY

of persons, that acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company; provided however, a Change in Control shall occur if such transaction constitutes a change in the ownership of a substantial portion of the Company's assets under Section 409A. Notwithstanding the foregoing, no transfer of stock to Jessica A. Lindsey, any trust created by David P. Lindsey or Jessica A. Lindsey, or any child of David P. Lindsey and Jessica A. Lindsey, shall be taken into consideration when determining the existence of a Change in Control.

"**COBRA**" means the Consolidated Omnibus Budget Reconciliation Act of 1985.

"**Code**" means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

"**Company**" means DEFENDERS, Inc., an Indiana corporation, and any successor thereto.

"**Compensation Committee**" means the Talent and Compensation Committee of the Board.

"**Covered Period**" means the period of time beginning on the first occurrence of a Change in Control and lasting through the five (5) year anniversary of the occurrence of the Change in Control. The Covered Period shall also include the three-month period before the occurrence of the Change in Control if a Qualifying Termination occurs during such period and the Change in Control occurs.

"**Effective Date**" has the meaning set forth in **Article I**.

"**Eligible Employee**" means certain full-time employees of the Company who are recommended by the Chief Executive Officer of the Company to the Administrator to be a key employee who should be eligible to participate in the Plan. Eligible employees shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 404 of ERISA.

"**ERISA**" means the Employee Retirement Income Security Act of 1974, as amended.

"**Exchange Act**" means the Securities and Exchange Act of 1934, as amended.

"**Good Reason**" means the occurrence of any of the following, in each case during the Participant's employment term without the Participant's consent:

(a) a material diminution in the Participant's base salary or annual bonus other than a general reduction in base salary or annual bonus that affects similarly situated executives in similar proportions;

(b) a material change in the geographic location at which the Participant must provide services, except for required travel on Company business to an extent substantially consistent with that prior to the Change in Control;

(c) any material breach by the Company of any material provision of this Agreement or agreement between the Participant and the Company and under which the Participant provides services; or

(d) a material diminution in the Participant's authority, duties or responsibilities (other than temporarily while the Executive is Disabled or as required by applicable law).

The Participant cannot terminate his or her employment for Good Reason unless he or she has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 90 days of the initial existence of such grounds and the Company has had at least 30 days from the

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date on which such notice is provided to remedy such circumstances. In the event the Company fails to cure, the Participant will be deemed to have waived his right to terminate for Good Reason with respect to such grounds if the Participant does not separate from service within one (1) year after the Company's deadline to cure.

"**Participant**" has the meaning set forth in **Section 3.01**.

"**Participation Agreement**" means the latest participation agreement delivered by the Company to a Participant informing the Eligible Employee of the Eligible Employee's participation in the Plan.

"**Person**" has the meaning ascribed to it in Section 13(d)(3) of the Exchange Act.

"**Plan**" means this DEFENDERS, Inc. Executive Change in Control Severance Plan, as may be amended and/or restated from time to time.

"**Qualifying Termination**" means the termination of a Participant's employment during the Covered Period either:

(a) by the Company without Cause; or

(b) by the Participant for Good Reason.

A Qualifying Termination that occurs during the three-month period before the first occurrence of a Change in Control will be deemed to occur upon the first occurrence of the Change in Control for purposes of the Plan.

"**Release**" has the meaning set forth in **Section 6.01(c)**.

"**Severance**" has the meaning set forth in **Section 4.01(a)**.

"**Specified Employee Payment Date**" has the meaning set forth in **Section 10.12(b)**.

ARTICLE III
PARTICIPATION

Section 3.01 Participants. Each Eligible Employee of the Company who (a) is chosen by the Administrator to participate in the Plan; (b) receives a Participation Agreement from the Company; and (c) executes and returns such Participation Agreement to the Company in accordance with the terms of the Participation Agreement shall be a "**Participant**" in the Plan.

Section 3.02 Removal. Except upon a Qualifying Termination, a Participant shall be automatically removed from participating in the Plan upon the cessation of the Participant's employment. In addition, the Administrator may remove a Participant from participating in the Plan by providing at least 180 days advance written notice to the Participant; provided that no such removal will be effective if made during the Covered Period.

BLS

ARTICLE IV
SEVERANCE

Section 4.01 Severance. If a Participant has a Qualifying Termination, then, subject to **Article VI**, the Company will provide the Participant with the following:

(a) Severance in an amount equal to the product of the Participant's Applicable Severance Multiplier times the sum of (i) the Participant's base salary in effect for the year in which the Qualifying Termination occurs, plus (ii) the Participant's targeted "primary" annual cash bonus for the year in which the Qualifying Termination occurs, without giving effect to material diminution of base salary or bonus that gives rise to Good Reason (**"Severance"**). Severance will be paid in a single lump-sum on the next payroll date following the 61st day following the Qualifying Termination.

(b) Reimbursement in an amount equal to the monthly COBRA premium the Participant would pay for himself or herself and his or her eligible dependents during the Benefit Period as determined in the reasonable discretion of the Company (**"Benefit Reimbursement"**). Benefit Reimbursement will be paid in a single lump-sum on the next payroll date following the 61st day following the Qualifying Termination, together with a gross-up payment equal to the estimated amount of local, state and federal income, and employment taxes payable on the Benefit Reimbursement (and the gross-up payment) necessary to put the Participant in the same after-tax position had Participant not incurred tax liability as a result of the Benefit Reimbursement.

ARTICLE V
EQUITY AWARDS

Section 5.01 Equity Awards. The Plan does not affect the terms of any outstanding Equity Incentive Agreements. The treatment of any outstanding Equity Incentive Agreements shall be determined in accordance with the terms therein.

ARTICLE VI
CONDITIONS

Section 6.01 Conditions. A Participant's entitlement to any benefits under **Article IV** will be subject to:

(a) the Participant timely executing and delivering to the Company his or her Participation Agreement in accordance with the terms of the Participation Agreement;

(b) the Participant having a Qualifying Termination; and

(c) the Participant executing a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the "**Release**") and such Release becoming effective and irrevocable within sixty (60) days following the Participant's Qualifying Termination.

ARTICLE VII
SECTION 280G

Section 7.01 S-Corporation. As long as the Company would qualify as a small business corporation (as defined in Section 1361(b)) of the Code) and as long as the exception contained in Section 280G of the Code applies to small business corporations, then no payment here under will be subject to excise taxes under Section 280G of the Code or Section 4999 of the Code, as applicable.

Section 7.02 Shareholder Approval. If any payment hereunder may subject the Company and the Participant to disallowance of certain deductions and certain excise taxes under Section 280G and Section 4999 of the Code, as applicable, each Participant agrees that, at the option of the Company, the Company may seek shareholder approval of the payment to any Participant under Section 280G of the Code. If the Company decides to seek shareholder approval, each Participant hereby agrees to allow the Company to seek shareholder approval, to put his/her payment at risk if shareholder approval is sought, and if shareholder approval is not obtained to loss of the payment put at risk.

ARTICLE VIII
CLAIMS PROCEDURES

Section 8.01 Initial Claims. In order to file a claim to receive benefits under the Plan, the Participant or his or her authorized representative must submit a written claim for benefits to the Plan within 60 days after the Participant's Qualifying Termination. Claims should be addressed and sent to the Administrator, care of the Chief Financial Officer and the General Counsel of the Company, or their successors.

If the Participant's claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within ninety (90) days after the Administrator's receipt of the Participant's written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial ninety (90) day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant's claim will contain the following information:

(a) the specific reason or reasons for the denial of the Participant's claim;

(b) references to the specific Plan provisions on which the denial of the Participant's claim was based;

(c) a description of any additional information or material required by the Administrator to reconsider the Participant's claim (to the extent applicable) and an explanation of why such material or information is necessary; and

(d) a description of the Plan's review procedure and time limits applicable to such procedures, including a statement of the Participant's right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

Section 8.02 Appeal of Denied Claims. If the Participant's claim is denied and he or she wishes to submit a request for a review of the denied claim, the Participant or his or her authorized representative must follow the procedures described below:

(a) Upon receipt of the denied claim, the Participant (or his or her authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than sixty (60) days after the Participant has received written notification of the denial.

(b) The Participant has the right to submit in writing to the Administrator any comments, documents, records or other information relating to his or her claim for benefits.

(c) The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.

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(d) The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his claim.

Section 8.03 Administrator's Response to Appeal. The Administrator will provide the Participant with written notice of its decision within sixty (60) days after the Administrator's receipt of the Participant's written claim for review. There may be special circumstances which require an extension of this sixty (60) day period. In any such case, the Administrator will notify the Participant in writing within the sixty (60) day period and the final decision will be made no later than 120 days after the Administrator's receipt of the Participant's written claim for review. The Administrator's decision on the Participant's claim for review will be communicated to the Participant in writing and will clearly state:

(a) the specific reason or reasons for the denial of the Participant's claim;

(b) reference to the specific Plan provisions on which the denial of the Participant's claim is based;

(c) a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records and other information relevant to his or her claim for benefits; and

(d) a statement describing the Participant's right to bring an action under Section 502(a) of ERISA.

Section 8.04 Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:

(a) no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and

(b) in any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

Section 8.05 Legal Fees. The Company agrees to pay or reimburse a Participant, to the fullest extent permitted by law, all legal fees and expenses that the Participant may reasonably incur as a result of any contest by the Company, the Participant or others of the validity or enforceability of, or liability under, any provision of the Plan or any guarantee of performance thereof (including as a result of any contest by a Participant about the amount of any payments under the Plan), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code, in each case, provided that, the Participant prevails on any substantive issue in such proceeding.

ARTICLE IX
ADMINISTRATION, AMENDMENT AND TERMINATION

Section 9.01 Administration. The Administrator has the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret the Plan. The Administrator has all powers reasonably necessary to carry out its responsibilities under the Plan including (but not limited to) the sole and absolute discretionary authority to:

(a) administer the Plan according to its terms and to interpret Plan policies and procedures;

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(b) resolve and clarify inconsistencies, ambiguities and omissions in the Plan and among and between the Plan and other related documents;

(c) take all actions and make all decisions regarding questions of eligibility and entitlement to benefits, and benefit amounts;

(d) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan;

(e) process and approve or deny all claims for benefits; and

(f) decide or resolve any and all questions, including benefit entitlement determinations and interpretations of the Plan, as may arise in connection with the Plan.

The decision of the Administrator on any disputes arising under the Plan, including (but not limited to) questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the Plan. Any determination made by the Administrator shall be given deference in the event the determination is subject to judicial review and shall be overturned by a court of law only if it is arbitrary and capricious.

Section 9.02 Amendment and Termination. The Company reserves the right to amend or terminate the Plan effective at any time prior to a Change in Control, by providing at least one hundred eighty (180) days advance written notice to each Participant.

ARTICLE X
GENERAL PROVISIONS

Section 10.01 At-will Employment. The Plan does not alter the status of each Participant as an at-will employee of the Company. Nothing contained herein shall be deemed to give any Participant the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of any Participant at any time, with or without Cause.

Section 10.02 Effect on Other Plans, Agreements and Benefits.

(a) Any severance benefits payable to a Participant under the Plan will be in lieu of and not in addition to any severance benefits to which the Participant would otherwise be entitled under any general severance policy or severance plan maintained by the Company; and any severance benefits payable to a Participant under the Plan will be reduced by any severance benefits to which the Participant is entitled by operation of a statute or government regulations.

(b) Any severance benefits payable to a Participant under the Plan will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company, except to the extent expressly provided therein.

Section 10.03 Mitigation and Offset. If the Participant obtains other employment after a Qualifying Termination, such other employment will not affect the Participant's rights or the Company's obligations under the Plan. The Company's obligation to make the payments and provide the benefits required under the Plan will not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other rights that the Company may have against the Participant.

(b?)

Section 10.04 Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan. If any provision of the Plan is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid and enforceable, and the other remaining provisions of the Plan shall not be affected but shall remain in full force and effect.

Section 10.05 Headings and Subheadings. Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph.

Section 10.06 Unfunded Obligations. The amounts to be paid to Participants under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

Section 10.07 Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require any successor to the Company to expressly and unconditionally assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan will inure to the benefit of his or her heirs, assigns, designees or legal representatives.

Section 10.08 Transfer and Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid.

Section 10.09 Waiver. Any party's failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.

Section 10.10 Governing Law. To the extent not pre-empted by federal law, the Plan shall be construed in accordance with and governed by the laws of Indiana without regard to conflicts of law principles. Subject to **Article VIII**, any action or proceeding to enforce the provisions of the Plan will be brought only in a state or federal court located in the state of Indiana, county of Marion, and each party consents to the venue and jurisdiction of such court. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

Section 10.11 Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

Section 10.12 Section 409A.

(a) The Plan is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of the Plan, if any payment or benefit provided to a Participant is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code, then such payments may only be made

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upon an event and in a manner that complies with Section 409A of the Code. Any payments under the Plan that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, to the extent the payment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code, each installment payment provided under the Plan shall be treated as a separate payment. If any payment or benefit provided to a Participant is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code, then any payment to be made under the Plan upon a termination of employment shall only be made upon a "separation from service" under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.

(b) Notwithstanding any other provision of the Plan, if any payment or benefit provided to a Participant is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code and the Participant is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six (6) month anniversary of the Qualifying Termination or, if earlier, on the Participant's death (the "**Specified Employee Payment Date**"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Participant's separation from service occurs shall be paid to the Participant in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(c) Notwithstanding any other provision of the Plan, the first payment of any payment or benefit that is conditioned on the Participant's execution of a Release, shall include all amounts that would otherwise have been paid to the Participant during the period beginning on the date of the Qualifying Termination and ending on the payment date if no delay had been imposed.

(d) To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under the Plan shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (ii) any right to reimbursements or in-kind benefits under the Plan shall not be subject to liquidation or exchange for another benefit.

BY

ANNEX B: DEFENDERS, INC. NON-COMPETE AGREEMENT

DEFENDERS, INC.
NON-COMPETE AGREEMENT

THIS NON-COMPETE AGREEMENT ("**Agreement**") is made and entered into effective as of April 1, 2017 (the "**Effective Date**"), by and between James P. Boyce ("**Employee**") and Defenders, Inc. ("**Employer**") (collectively, the "**Parties**"). As a member of Employer's family of companies each parent, subsidiary and affiliate of Employer is an intended third-party beneficiary of this Agreement between Employer and Employee and shall be entitled to enforce its provisions to the same extent as Employer (Employer and its parent, affiliates and subsidiaries referred to as "**Employer Group**").

WHEREAS, Employee is employed by Employer in a position where Employee has access to or knowledge of information that is confidential and proprietary to Employer Group, and agrees that such Confidential Information constitutes a valuable asset of Employer Group that Employer Group is entitled to protect;

WHEREAS, the Employer Group collectively have product and service lines that include, but are not limited to, residential security and alarm products, home automation, monitoring and related services (collectively the "**Business**"); and

WHEREAS, the Business is conducted in highly competitive markets requiring Employer Group to expend substantial time and money in product, service, and employee development.

NOW, THEREFORE, in consideration for this Agreement, the mutual promises hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. <u>Confidential Information</u>. The Employee understands and acknowledges that during the course of employment by the Employer, Employee will have access to and learn about Confidential Information, as defined below.

(a) Confidential Information Defined

For purposes of this Agreement, "**Confidential Information**" includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, documents, research or testing, operations, services, strategies, techniques, written and oral agreements, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, applications and databases, computer software, access codes, passwords, operating systems, software design, web design, work-in-process, company records, vendor and supplier information, financial information, business and financial results, accounting information, accounting records, legal information including pending or threatened litigation, marketing information, advertising information, pricing information, credit information, payroll practices and information, staffing information, personnel information, employee lists, internal reports, internal controls, security procedures, new product development, market studies, sales information, revenue, costs, formulae (such as MCPI), notes on any of the above, internal business communications, product plans, product specifications, client information (including but not limited to ADT), client lists, and business partner and marketing partner lists, of the Employer Group or any existing or prospective client, marketing vendor or supplier, lender or other associated third party, or of any other person or entity that has entrusted information to the Employer in confidence.

The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Employee, provided that such disclosure is through no direct or indirect fault of the Employee or person(s) acting on the Employee's behalf.

(b) Employer Creation and Use of Confidential Information

The Employee understands and acknowledges that the Employer Group has invested, and continues to invest, substantial time, money and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the Business. The Employee understands and acknowledges that as a result of these efforts, Employer Group has created, and continues to use and create Confidential Information. This Confidential Information provides Employer Group with a competitive advantage over others in the marketplace.

(c) Disclosure and Use Restrictions

The Employee agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Employer Group) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Employer Group and, in any event, not to anyone outside of the direct employ of the Employer Group except as required in the performance of the Employee's authorized employment duties to the Employer; and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Employer Group, except as required in the performance of the Employee's authorized employment duties to the Employer.

The Employee understands and acknowledges that the Employee's obligations under this Agreement regarding any particular Confidential Information begins immediately upon the Employee first having access to such Confidential Information (whether before or after beginning employment with the Employer Group) and shall continue during and after the Employee's employment by the Employer Group until such time as such Confidential Information has become public knowledge other than as a result of the Employee's breach of this Agreement or breach by those acting in concert with the Employee or on the Employee's behalf.

(d) Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 ("DTSA"). Notwithstanding any other provision of this Agreement:

(i) The Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii) If the Employee files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, the Employee may disclose the Employer's trade secrets to the Employee's attorney and use the trade secret information in the court proceeding if the Employee:

(A) files any document containing the trade secret under seal; and

(B) does not disclose the trade secret, except pursuant to court order.

2. Restrictive Covenants.

(a) Acknowledgment

The Employee understands that the nature of Employee's position gives Employee access to and knowledge of Confidential Information and places Employee in a position of trust and confidence with the Employer Group. The Employee understands and acknowledges that the services Employee provides to the Employer Group are unique, special or extraordinary because Employee is in a position that is entrusted with the Employer Group's most sensitive information and has been provided access to the highest levels of executives among Employer Group's clients, vendors and suppliers. Employer is engaged in a highly competitive industry in which many companies, including Employer, employ individuals who are normally among a few chosen representatives of such organization with whom the clients, suppliers and vendors have personal relationships; that in the absence of the restrictive covenants contained in this Agreement, Employee could, after experience with Employer and after becoming aware of Employer Group's trade secrets and Confidential Information, become a competitor of Employer and divert business, employees, or customers/clients of Employer Group to Employee or another individual or organization; and that Employer Group will be irreparably injured if Employee breaches any of these covenants.

The Employee further understands and acknowledges that the Employer Group's ability to reserve Confidential Information for the exclusive knowledge and use of the Employer Group is of great competitive importance and commercial value to the Employer Group, and that improper use or disclosure by the Employee is likely to result in unfair or unlawful competitive activity.

(b) Non-competition

Because of Employer Group's legitimate business interest as described herein and the good and valuable consideration offered to the Employee, during the term of Employee's employment and for the twenty-four (24) months, to run consecutively, starting the last day of the Employee's employment with the Employer (the "**Separation Date**"), the Employee agrees and covenants not to engage in Prohibited Activity within, or directed to, any part of the Restricted Territory.

For purposes of this non-compete clause, "**Prohibited Activity**" is activity in which the Employee contributes Employee's business experience or knowledge directly, through a third party or indirectly, in whole or in part, as an employee, owner, investor, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer or any other competitive capacity, in relation to the management or operation of an entity engaged in the same or similar business as a Restricted Business. Prohibited Activity also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information or Confidential Information. "**Restricted Business**" means the Business and all other business of the Employer Group about which Employee received Confidential Information, or for which Employee served or was otherwise engaged, within the 24 month period immediately preceding the Separation Date. "**Restricted Territory**" means the 100 mile radius around a Restricted Business branch or office of the Employer Group, and any state in which Employer Group maintains a branch or office for such Restricted Business.

Nothing herein shall prohibit Employee from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Employee is not a controlling person of, or a member of a group that controls, such corporation.

This Section does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Employee shall promptly provide written notice of any such order to the General Counsel of Employer.

(c) Non-solicitation of Employees

The Employee agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Employer Group during the term of Employee's employment and for the five (5) year period, to run consecutively, beginning on the Separation Date.

(d) Non-solicitation of Customers

The Employee understands and acknowledges that because of the Employee's experience with and relationship to the Employer he has had access to, and learned about much or all of, the Employer Group's client, vendor and supplier information (collectively "**Client Information**"). Client Information includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, transaction history, pricing, contract terms and conditions, chain of command and other information identifying facts and circumstances specific to the client, supplier or vendor and relevant to sales and services.

The Employee understands and acknowledges that loss of any client, supplier or vendor relationship and/or goodwill will cause significant and irreparable harm.

The Employee agrees and covenants, from the Execution Date until the two (2) year anniversary date of the Separation Date, not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the Employer Group's current, former or prospective (i) clients for the purpose of offering or accepting goods or services similar to or competitive with those offered by the Employer Group, and (ii) suppliers and vendors for the purpose of inducing the termination of an engagement with the Employer Group or a reduction of leads, services or supplies offered to Employer Group on the term and conditions then in place with such supplier or vendor.

This restriction shall only apply to:

- Clients, suppliers or vendors or prospective clients, suppliers or vendors the Employee communicated with in any way during the twelve month period prior to the Separation Date.
- Clients, suppliers or vendors regarding whom the Employee has trade secret or Confidential Information.
- Clients, suppliers or vendors who became clients, suppliers or vendors during Employee's employment with the Employer.
- Clients, suppliers or vendors about whom the Employee has information that is not available publicly.

3. Acknowledgement. The Employee acknowledges and agrees that the services to be rendered by Employee to the Employer are of a special and unique character; that the Employee will obtain knowledge and skill relevant to the Employer's industry, methods of doing business and marketing strategies by virtue of the Employee's employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Employer Group.

The Employee further acknowledges that the amount of Employee's compensation reflects, in part, Employee's obligations and the Employer's rights under this Agreement; that Employee has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that Employee will not be subject to undue hardship by reason of full compliance with the terms and conditions of this Agreement or the Employer's enforcement thereof; and that this Agreement is not a contract of employment and shall not be construed as a commitment by either of the Parties to continue an employment relationship for any certain period of time.

4. Remedies. In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee hereby consents and agrees that the Employer shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages

would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

5. Successors and Assigns.

(a) Assignment by the Employer

To the extent permitted by state law, the Employer may assign this Agreement to any subsidiary or corporate affiliate, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Employer. This Agreement shall inure to the benefit of the Employer Group and permitted successors and assigns.

(b) No Assignment by the Employee

The Employee may not assign this Agreement or any part hereof. Any purported assignment by the Employee shall be null and void from the initial date of purported assignment.

6. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Indiana without regard to conflicts-of-law principles. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the state of Indiana, county of Marion. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

7. Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between the Employee and the Employer Group pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

8. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and President of the Employer (or, if Employee is the President, signed by the Chief Financial Officer of the Employer). No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

9. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law.

The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof,

and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

10. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

11. Tolling. Should the Employee violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Employee ceases to be in violation of such obligation.

12. Attorneys' Fees. Should the Employee breach any of the terms of the restrictive covenant obligations articulated herein, to the extent authorized by state law, the Employee will be responsible for payment of all reasonable attorneys' fees and costs that Employer incurred in the course of enforcing the terms of the Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

13. No Preparation for Competition. During the term of the Employee's employment, Employee agrees not to undertake preparations for competitive activity prohibited by this Agreement.

14. Notice. If and when Employer's employment with Employer Group terminates, whether voluntarily or involuntarily, Employee agrees to provide to any subsequent employer a copy of this Agreement. In addition, Employee authorizes Employer Group to provide a copy of this Agreement to third parties, including but not limited to, Employee's subsequent, anticipated or possible future employer.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date above.

EMPLOYER

Defenders, Inc.

By: ______________________
Barton L. Shroyer, CFO

EMPLOYEE

Signature: ______________________

Printed: ______________________
JAMES P. Boyce